Exhibit 10.27
Heather L. Cohen
EVP Human Resources
Conmed Corporation
525 French Road
Utica, New York 13502
Direct Dial (315) 624-3215
            December 28, 2020

Mr. Todd W. Garner
[Address on File]

Re: Amended Employment Terms

Dear Todd:

Please accept this letter as Amendment Number 1 to your January 2, 2018 Letter Agreement with CONMED Corporation (“Amendment”). This Amendment will supplement and amend your January 2, 2018 Letter Agreement (the “CFO Letter Agreement”) to address certain matters relating to changes arising since the date of the CFO Letter Agreement in the manner in which CONMED has been operating since the date of the CFO Letter Agreement: namely, the manner in which CONMED has been operating since the date of the CFO Letter Agreement, and the change that, while CONMED was a New York corporation in 2018, CONMED is now a Delaware corporation as of the date of this Amendment. The Amendment also reflects that the headquarters in 2018 were in Utica, New York, and as of the date of this Amendment are now in Largo, Florida.

Certain sections of the CFO Letter Agreement are hereby replaced and amended to read as follows:

1.    Effective Date; Title. Effective January 2, 2018 (“Effective Date”), you will be employed as the Executive Vice President & Chief Financial Officer, reporting to Curt Hartman, our President & CEO. You will be an at-will employee for all purposes and as such, your employment may be terminated by the Company or by you at any time with or without prior notice. Your principal place of employment will be at an office the Company will rent for you near your residence as the Company and you may agree as of the date of this Amendment and thereafter, and you will also have an office at the Company’s headquarters, which has been in Utica, New York through December 31, 2020, and shall be in Largo, Florida from January 1, 2021 and thereafter.

2.    Relocation: [Deleted as of the date of this Amendment.]

3.    Applicable Law; Choice of Forum.

a)    Excepting any claim for benefits under any employee benefit plan in which you are a participant (which claims shall be determined in accordance with the terms of such plan), to the fullest extent permitted by law, all claims that you may have against the Company or any other controversy arising under, or otherwise relating to, the terms of your employment with and services rendered by you to the Company shall be governed by, and construed exclusively in accordance with, the laws of the State of Delaware.

b)    Any suit, action or other proceeding arising out of or relating to this the terms of your employment with and services rendered by you to the Company and brought by you under the CEO Letter Agreement including this Amendment shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware, and each of the parties hereto hereby irrevocably submits to the jurisdiction of such courts for the purpose of any such suit, action or other proceeding.

c)    The Company shall be free to bring any suit or claim relating to the enforcement of the terms of this Agreement in any court of competent jurisdiction.

d)    THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THIS AGREEMENT.

All other provisions of the CFO Letter Agreement remain in full force and effect. If you approve of this Amendment, please sign this letter where indicated below.

Sincerely,

/s/ Heather Cohen
Heather L. Cohen
Executive Vice President, Human Resources

AGREED AND ACCEPTED:

/s/Todd Garner
Todd W. Garner

cc: Curt R. Hartman
Daniel S. Jonas, Esq.